Exhibit 99.1

FOR IMMEDIATE RELEASE	For further information, call:
Timothy R. Horne - Sr. Vice President-Finance
Dover, Delaware, April 26, 2007	(302) 857-3292

DOVER DOWNS GAMING & ENTERTAINMENT, INC. REPORTS
RESULTS FOR THE FIRST QUARTER ENDED MARCH 31, 2007

Dover Downs Gaming & Entertainment, Inc. (NYSE-Symbol: DDE) today reported results for the three months ended March 31, 2007.

Net earnings per diluted share for the quarter ended March 31, 2007 improved 16.7% to $.21 compared with $.18 last year.

Net earnings were $6,881,000 compared with net earnings of $6,163,000 for the first quarter of 2006.

The Company’s revenues increased to $60,631,000 compared with $59,272,000 for the first quarter of 2006, primarily from increased video lottery win compared with the first quarter of 2006.  Occupancy levels for the Dover Downs Hotel exceeded 95% for the quarter.

Denis McGlynn, President and CEO of Dover Downs Gaming & Entertainment, Inc. stated, “These results fuel our optimism for the success of our two major capital projects — the doubling of our hotel and Phase VI of our casino expansion.  Various upscale amenities included in these two projects should boost our efforts to differentiate our property and ‘wow’ existing and new patrons alike.”

The Company recently announced the details of its Phase VI Casino Expansion, which will add nearly 70,000 square feet to the Dover Downs Casino. The expansion will feature a stunning new main entrance to the casino, a new gaming floor with room for more than 500 additional slot machines and the new Dover Downs Fire and Ice Lounge — an upscale lounge/nightclub that will seat about 200 guests and provide an exciting venue to see live entertainment or watch sporting events.  Plans also include retail space, a coffee shop and three new restaurant options.

Construction continues on the expansion to the Dover Downs Hotel, which will increase the total number of available rooms from 232 to 500.  The project, which includes the addition of the Toppers Spa Salon, is on schedule and on budget and is expected to open in phases beginning in late summer of 2007.

The Company announced yesterday that its Board of Directors declared a regular quarterly dividend of $.045 per share. The dividend is payable on June 10, 2007 to shareholders of record at the close of business on May 10, 2007.

* * *

This release contains or may contain forward-looking statements based on management’s beliefs and assumptions.  Such statements are subject to various risks and uncertainties that could cause results to vary materially.  Please refer to the Company’s SEC filings for a discussion of such factors.

Dover Downs Gaming & Entertainment, Inc. is a diversified gaming and entertainment company whose operations consist of Dover Downs Slots — a 97,000-square foot video lottery (slots) casino complex; the Dover Downs Hotel and Conference Center — featuring luxury accommodations with conference, banquet, fine dining, ballroom and concert hall facilities; and Dover Downs Raceway — a harness racing track with pari-mutuel wagering on live and simulcast horse races.

DOVER DOWNS GAMING & ENTERTAINMENT, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
In Thousands, Except Per Share Amounts
(Unaudited)

	Three Months Ended
	March 31,
	2007	2006
Revenues:
Gaming (1)	$56,972	$55,487
Other operating (2)	3,659	3,785
	60,631	59,272
Expenses:
Gaming	41,851	41,447
Other operating	3,280	3,345
General and administrative	1,570	1,639
Depreciation	1,742	1,737
	48,443	48,168

Operating earnings	12,188	11,104

Interest expense	524	644

Earnings before income taxes	11,664	10,460

Income taxes	4,783	4,297

Net earnings	$6,881	$6,163

Net earnings per common share (3):
—Basic	$0.21	$0.19
—Diluted	$0.21	$0.18

Weighted average shares outstanding (3):
—Basic	32,301	32,945
—Diluted	32,637	33,426

(1)            Gaming revenues from the Company’s video lottery (slot) machine operations include the total win from such operations. The Delaware State Lottery Office collects the win and remits a portion thereof to the Company as its commission for acting as a Licensed Agent. The difference between total win and the amount remitted to the Company is reflected in gaming expenses.

(2)            Other operating revenues do not include the retail amount of promotional allowances which are provided to customers on a complimentary basis.

(3)            All per share and share amounts reflect a three-for-two stock split, which was effective June 15, 2006.

DOVER DOWNS GAMING & ENTERTAINMENT, INC.
CONSOLIDATED BALANCE SHEETS
In Thousands
(Unaudited)

	March 31,	December 31,
	2007	2006
ASSETS

Current assets:
Cash	$18,630	$20,020
Accounts receivable	4,183	4,325
Due from State of Delaware	3,569	10,972
Inventories	1,761	1,765
Prepaid expenses and other	1,779	1,838
Prepaid income taxes	—	128
Deferred income taxes	1,312	1,247
Total current assets	31,234	40,295

Property and equipment, net	145,395	132,732
Total assets	$176,629	$173,027

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$15,083	$8,173
Purses due horsemen	2,825	8,899
Accrued liabilities	9,181	11,198
Payable to Dover Motorsports, Inc.	55	9
Income taxes payable	4,745	—
Deferred revenue	110	37
Total current liabilities	31,999	28,316

Revolving line of credit	53,000	59,425
Liability for pension benefits	2,453	2,640
Deferred income taxes	5,329	5,387
Total liabilities	92,781	95,768

Stockholders’ equity:
Common stock	1,564	1,542
Class A common stock	1,700	1,700
Additional paid-in capital	1,924	769
Retained earnings	79,148	73,736
Accumulated other comprehensive loss	(488)	(488)
Total stockholders’ equity	83,848	77,259
Total liabilities and stockholders’ equity	$176,629	$173,027

DOVER DOWNS GAMING & ENTERTAINMENT, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
In Thousands
(Unaudited)

	Three Months Ended
	March 31,
	2007	2006

Operating activities:
Net earnings	$6,881	$6,163
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	1,742	1,737
Amortization of credit facility origination fees	11	11
Stock-based compensation	216	196
Deferred income taxes	(123)	(81)
Changes in assets and liabilities:
Accounts receivable	142	1,095
Due from State of Delaware	7,403	6,693
Inventories	4	71
Prepaid expenses and other	48	454
Accounts payable	2,486	436
Purses due horsemen	(6,074)	(5,852)
Accrued liabilities	(2,017)	(3,517)
Payable to/receivable from Dover Motorsports, Inc.	46	4
Income taxes payable/prepaid income taxes	4,873	1,927
Deferred revenue	73	(19)
Other liabilities	(187)	—
Net cash provided by operating activities	15,524	9,318

Investing activities:
Capital expenditures	(9,981)	(2,322)
Net cash used in investing activities	(9,981)	(2,322)

Financing activities:
Borrowings from revolving line of credit	33,325	93,210
Repayments of revolving line of credit	(39,750)	(64,510)
Dividends paid	(1,469)	(1,295)
Repurchase of common stock	(71)	(34,986)
Proceeds from stock options exercised	999	16
Excess tax benefit on stock awards	33	—
Net cash used in financing activities	(6,933)	(7,565)

Net decrease in cash	(1,390)	(569)
Cash, beginning of period	20,020	19,986
Cash, end of period	$18,630	$19,417